Exhibit (a)(9)

QUESTION AND ANSWER DOCUMENT

FOR EMPLOYEES OF ELECTROGLAS, INC.

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange. We have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for 2003, and the proxy statement distributed in connection with our Annual Stockholders Meeting held on May 20, 2003, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See “The Offer: Section 21, Additional Information.”

Questions About the Program

1.	What is the Option Exchange Program?	3

2.	Why are We Implementing the Program?	3

3.	Do I Have to Participate in the Program?	3

4.	Who is Eligible to Participate?	3

5.	Are Employees Located Outside the United States Eligible to Participate?	4

6.	What Securities are We Offering to Exchange?	4

7.	Will All of My Outstanding Options Under the 1993 Plan, the 1997 Plan and the 2001 Plan be Eligible for Exchange?	4

8.	If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?	4

9.	May I Tender Options that I Have Already Exercised?	5

10.	How Can I Find Out the Details of My Options that are Eligible for this Offer?	5

11.	What if I Quit or am Terminated Prior to the End of the Offering Period?	5

12.	What if I Tender My Current Options, but Am Not an Employee of Electroglas or One of its Subsidiaries When the Replacement Options Are Granted?	5

13.	What if I Tender My Current Options, But Die After the Expiration Date and Prior to the Grant Date?	5

14.	What if I am on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?	5

15.	What if I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?	6

16.	How Will You Determine the Number of Replacement Options That I Receive in Exchange for My Current Options?	6

17.	How Were the Exchange Ratios Determined?	7

18.	What Happens if I Choose Not to Participate in the Offer?	7

19.	When Will I Receive My Replacement Options?	7

20.	Why Won't I Receive My Replacement Options Immediately After the Current Options Are Cancelled?	8

21.	What Will the Exercise Price of the Replacement Options Be?	8

22.	When Will the Replacement Options Vest?	8

23.	When Will the Replacement Options Expire?	8

24.	What Is a “Six Months Prior Option”?	8

25.	How Will My Participation in the Program Be Affected if I Have a Six Months Prior Option?	8

26.	What if the Stock Price Increases Greatly After I've Elected to Participate in the Offer? Can I Change My Mind and Keep My Current Options?	9

27.	Why Can't You Just Reprice My Current Options?	9

28.	Why Can't Electroglas Just Grant Me More Options Without My Current Options Being Cancelled?	9

29.	Will I Have to Pay Taxes if I Exchange My Current Options?	9

30.	What Happens if Electroglas Merges Into or Is Acquired By Another Company?	10

31.	When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?	11

32.	What Do I Need to Do If I Want to Participate In the Offer?	11

33.	Can I Change My Election (i.e., Withdraw Options That I've Previously Elected to Exchange)?	11

34.	Who Should I Contact if I Have Additional Questions?	12

Questions About the Program

1. What is the Option Exchange Program?

The Option Exchange Program (referred to herein as the “Offer”) is a voluntary program that offers eligible employees the opportunity to make a one-time election to cancel certain outstanding grants of stock options (the “Current Options”) under the Electroglas, Inc. 1993 Long-Term Incentive Plan (the “1993 Plan”), the Electroglas, Inc. 1997 Stock Incentive Plan (the “1997 Plan”) and the Electroglas, Inc. 2001 Non-Officer Employee Stock Incentive Plan (the “2001 Plan”) and exchange them for a lesser number of new options (the “Replacement Options”) at a new exercise price. The Replacement Options will have a new vesting schedule, thus requiring employees to continue their employment with us (or one of our subsidiaries) to realize any benefit from the Replacement Options. The period during which you may determine whether to accept our offer to participate in the program (the “Offering Period”) will open on July 16, 2003, and will close at 9:00 p.m. Pacific Time on August 12, 2003 (the “Expiration Date”), unless the Offering Period is extended. If you decide to participate in the Offer, your Current Options tendered for exchange will be cancelled no later than the first business day following the Expiration Date (the “Cancellation Date”) if your tender is accepted by us. The Replacement Options will be granted on a date that is at least six months and one day from the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we currently expect the Grant Date to be no earlier than February 16, 2004.

2. Why are We Implementing the Program?

Our Board of Directors approved this program to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of our common stock.

3. Do I Have to Participate in the Program?

No, the program is strictly voluntary. Eligible employees have a window of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer. The Offering Period begins on July 16, 2003, and we currently anticipate that it will close at 9:00 p.m. Pacific Time on August 12, 2003.

4. Who is Eligible to Participate?

We are offering the Option Exchange Program to all of our existing employees and the employees of our subsidiaries worldwide who, as of the start of the Offering Period, hold eligible stock options, except for (1) the Company’s executive officers, (2) employees hired after January 1, 2003 and (3) employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical (“Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. As of June 30, 2003, we had non-U.S. employees with eligible options in China, France, Germany, Singapore and Taiwan (“Participating Countries”).

Additionally, an employee who tenders his or her options for exchange will receive Replacement Options in exchange if he or she is employed by us (or one of our subsidiaries) on the date that the Replacement Options are granted.

5. Are Employees Located Outside the United States Eligible to Participate?

All Eligible Employees, including Eligible Employees located outside the United States, may participate in the Offer, although special terms and conditions may apply to Eligible Employees located outside the United States. Notwithstanding the foregoing, the Company has the right to deny participation by employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical. In some countries, the application of local rules may have important consequences to Eligible Employees. We have included in these materials short summaries of some of these consequences with respect to employees located in China, France, Germany, Singapore and Taiwan. If you are an Eligible Employee located in China, France, Germany, Singapore or Taiwan, you should review these summaries and consult your individual tax, legal and investment advisors. See Sections 14-18 of “The Offer” herein.

6. What Securities are We Offering to Exchange?

We are offering to exchange any outstanding, unexercised options to purchase shares of our common stock granted under the 1993 Plan, the 1997 Plan and the 2001 Plan, held by Eligible Employees, that have exercise prices of at least $5.00. Eligible Employees who elect to participate in the Option Exchange Program will automatically be deemed to also have tendered for exchange any stock options granted to them after January 14, 2003 (i.e., during the six month period preceding the Offer), regardless of exercise price.

7. Will All of My Outstanding Options Under the 1993 Plan, the 1997 Plan and the 2001 Plan be Eligible for Exchange?

Not necessarily. To be eligible for exchange, your options must have an exercise price of at least $5.00. The only exception to this rule is for options that were granted less than six months and one day prior to the commencement of the Offering Period (i.e., after January 14, 2003). Those options, which we refer to herein as “Six Months Prior Options,” must be exchanged, regardless of the exercise price, if you elect to exchange other eligible options. Please see Questions 24 and 25 for more details about Six Months Prior Options.

8. If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?

No. Eligible Employees may elect to exchange as many, or as few, options as they like, except that you cannot partially cancel a Current Options. In other words, if you choose to exchange a particular option grant, all unexercised option shares within that grant will be exchanged and cancelled.

Please note that there is an important exception to this rule. Any Eligible Employee who has a Six Months Prior Option (i.e., anyone who received a grant after January 14, 2003) must exchange that grant, regardless of the exercise price, if she or he wishes to participate in the program. This is because Electroglas would incur adverse accounting consequences by allowing participating employees to keep those grants, which could, in turn, negatively affect our stock performance. Please see Questions 24 and 25 for more details about Six Months Prior Options.

9. May I Tender Options that I Have Already Exercised?

No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise (e.g., through our employee stock purchase plan). If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer.

10. How Can I Find Out the Details of My Options that are Eligible for this Offer?

If you haven’t already, you will soon receive a personal stock option statement from the Human Resources Department detailing your outstanding options that are eligible for the Option Exchange Program.

11. What if I Quit or am Terminated Prior to the End of the Offering Period?

If you are not employed by Electroglas or a subsidiary of Electroglas on the Expiration Date, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to the effective date of your termination (but prior to the end of the Offering Period), your tender will be automatically withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

12.	What if I Tender My Current Options, but Am Not an Employee of Electroglas or One of its Subsidiaries When the Replacement Options Are Granted?

If you do not remain an employee of Electroglas or one of its subsidiaries from the date you tender your Current Options through the date Replacement Options are granted, you will not receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason for your termination of employment—i.e., whether it is a result of voluntary resignation, involuntary termination, retirement, death or disability.

13. What if I Tender My Current Options, But Die After the Expiration Date and Prior to the Grant Date?

Once your Current Options are cancelled, should you die prior to the Grant Date of the Replacement Options, neither you nor your estate or heirs will receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options.

14.	What if I am on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?

Employees who are on authorized leaves of absence will have the same opportunity to participate in the Offer as other employees. (An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Electroglas or the subsidiary that employs you, at the end of which it is expected that you will return to active employment with Electroglas or one of its subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.) However, if you are on a leave at any point in the process, you will need to keep the Human Resources Department informed as to how best to contact you (e.g., e-mail, U.S. mail, etc.) so that notices regarding the Offer will reach you in a timely fashion. Please note that if you elect to participate in the Offer and your employment terminates at any time after the end of the Offering Period, you will forfeit any options that you sought to exchange and you will not receive Replacement Options. Generally speaking, you will have the standard ninety (90) days following termination to exercise any vested options that you did not elect to exchange.

15.	What if I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?

If, during the Offering Period, you change your place of residence to a country other than the United States and Participating Countries, your tender will automatically be withdrawn if the Company determines that the application of local rules would prohibit or make impractical the grant of Replacement Options. In the event your tendered Current Options are automatically withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country other than the United States and Participating Countries, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you will not have a right to any stock options that were previously cancelled. In some countries other than the United States and Participating Countries, the application of local rules may prohibit or make impractical the grant of Replacement Options. The Company will determine, in its sole discretion, whether or not you reside in a non-U.S. jurisdiction where the application of local rules prohibit or make impractical the grant of Replacement Options.

16. How Will You Determine the Number of Replacement Options That I Receive in Exchange for My Current Options?

The number of Current Options that an employee must surrender to obtain a Replacement Option is called the exchange ratio. For example, an exchange ratio of 1.00 : 3.00 means that an employee must surrender three Current Options to receive one Replacement Option. Various exchange ratios have been set corresponding to the exercise prices of the Current Options. The table below shows the number of shares of our common stock subject to the Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Tier	Exercise Price	Exchange Ratio
(Replacement to Current)
1	$5.00 - $9.99	1.00 : 1.25
2	$10.00 - $14.99	1.00 : 2.00
3	$15.00 - $19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

If an Eligible Employee is required to exchange Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 to 1.25 exchange ratio. See Question 25 for more details.

We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

EXAMPLE

To illustrate how the exchange ratios work, let’s assume that you have two Current Options for 1000 shares each. The exercise prices of these two Current Options are $22.00 and $13.00. Under these facts, the table below shows the number of shares subject to each Replacement Option that you would receive were you to participate in the Offer.

Exercise Price of Current Option	Shares of Common Stock Subject to Current Option	Exchange Ratios	Shares of Common Stock Subject to Replacement Option
$22.00	1000	1.00 : 4.00	250
$13.00	1000	1.00 : 2.00	500

17. How Were the Exchange Ratios Determined?

The exchange ratios were determined in a manner designed to be value neutral. We selected various option exchange ratios based on the exercise price of the Current Option.

18. What Happens if I Choose Not to Participate in the Offer?

If you choose not to tender any of your Current Options for exchange, your Current Options will remain outstanding and retain their current exercise prices and other current terms.

19. When Will I Receive My Replacement Options?

We will grant the Replacement Options at least six months and one day from the date we cancel the Current Options accepted for exchange. Under no circumstances will we grant the Replacement Options earlier. If we cancel the tendered Current Options on August 13, 2003, which is the date we currently anticipate, the Replacement Options will be granted on or after

February 16, 2004. You must continue to be an Eligible Employee of Electroglas or one of its subsidiaries on the Grant Date to be eligible to receive the Replacement Options.

20. Why Won’t I Receive My Replacement Options Immediately After the Current Options Are Cancelled?

Assuming that the Offering Period ends on August 12, 2003, and the Current Options that are accepted for exchange are cancelled on August 13, 2003, the Replacement Options cannot be granted until at least February 16, 2004 due to accounting rules which require that, to avoid negative accounting treatment, no Replacement Options can be granted until six months and one day from the date the tendered Current Options have been cancelled.

21. What Will the Exercise Price of the Replacement Options Be?

The Replacement Options will have an exercise price equal to the closing price of our common stock on the Grant Date. Because the Replacement Options will be granted at least six months and one day from the date the Current Options are cancelled, we cannot predict the exercise price of the Replacement Options. Accordingly, the Replacement Options may have a higher exercise price than some or all of your Current Options that are cancelled.

22. When Will the Replacement Options Vest?

The Replacement Options will vest over an eighteen-month period, subject to continued employment with Electroglas or one of its subsidiaries, with twenty five percent vesting on the Grant Date and an additional twenty five percent vesting on each six-month anniversary of the Grant Date. This means that Replacement Options will be twenty five percent vested at the time of grant, regardless of whether the options exchanged were partially or wholly vested.

23. When Will the Replacement Options Expire?

The expiration date, or term, of an option is the length of time during which it may be exercised. Except with respect to Six Months Prior Options, each Replacement Option will have a term of three years, regardless of the term remaining on the options that were exchanged. Replacement Options intended to replace Six Months Prior Options will maintain their original term. For example, if you have a Six Months Prior Option with a ten-year term that you elect to exchange and, at the time the Replacement Option is granted, one year has passed since you received the original grant, the Replacement Option will have a term of nine years. Please see Questions 24 and 25 for more details about Six Months Prior Options.

24. What Is a “Six Months Prior Option”?

A Six Months Prior Option is any stock option that was granted during the six month and one day period prior to the beginning of the Offering Period. Assuming that our Offering Period begins on July 16, 2003, a Six Months Prior Option is any option granted after January 14, 2003.

25. How Will My Participation in the Program Be Affected if I Have a Six Months Prior Option?

If you received a Six Months Prior Option, you must exchange that option if you wish to participate in the Option Exchange Program. This is because Electroglas would incur adverse accounting charges by allowing participating employees to keep any grants awarded less than six months and one day prior to the beginning of the Offering Period. The following conditions will apply to Six Months Prior Options: (1) Six Months Prior Options will be replaced at a 1.00 to 1.25 exchange ratio; (2) the Replacement Options will vest over an eighteen-month period, subject to continued employment, with twenty five percent vesting on the Grant Date and an additional twenty five percent vesting on each six-month anniversary of the Grant Date; and (3) the Replacement Options will have the same term as the Current Options they are replacing.

26.	What if the Stock Price Increases Greatly After I’ve Elected to Participate in the Offer? Can I Change My Mind and Keep My Current Options?

Although you may withdraw your election form prior to the close of the Offering Period (see Question 33), once the Offering Period closes (which we currently anticipate will occur on August 12, 2003) your election to participate is irrevocable, no matter what happens to the stock price. In other words, even if the stock price increases greatly between the time that the Offering Period ends and the Replacement Options are granted, you cannot cancel your election to exchange. It is important to realize that you will bear some possibly significant market risk by choosing to participate in the Offer.

27. Why Can’t You Just Reprice My Current Options?

Repricing Current Options would require us under applicable accounting rules to recognize potentially significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remain outstanding. This could have a negative impact on our stock price.

28. Why Can’t Electroglas Just Grant Me More Options Without My Current Options Being Cancelled?

We strive to balance the need for a competitive compensation package for our employees and the employees of our subsidiaries with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of Replacement Options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

29. Will I Have to Pay Taxes if I Exchange My Current Options?

If you exchange your Current Options for Replacement Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange in the U.S. Further, at the Grant Date of the Replacement Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes. Please note that this may not be the result for employees subject to tax in jurisdictions outside of the U.S.

Included as part of this Offer to Exchange are short summaries of the general tax consequences of the Option Exchange Program in China, France, Germany, Singapore and

Taiwan. See “The Offer,” Sections 14 to 18. If you are subject to tax in China, France, Germany, Singapore or Taiwan, you should review these summaries carefully.

All Eligible Employees, including those subject to taxation in a non-U.S. jurisdiction, whether by reason of their citizenship, residence or otherwise, should consult with their own personal tax advisor regarding their personal situation before deciding whether to participate in the Option Exchange Program.

30. What Happens if Electroglas Merges Into or Is Acquired By Another Company?

If we merge into or are acquired by another company prior to the end of the Offering Period, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options.

If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled, but before the Replacement Options are granted, the Board of Directors will make it a condition of the transaction that, if a participant’s service as an employee is not interrupted from the date of the transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the participant reasonably equivalent options to acquire stock of the successor entity or its parent on the date the Replacement Options would have been granted or (b) provide the participant with participation in a reasonably equivalent cash incentive program. All determinations regarding what constitutes “reasonably equivalent” for the purposes of (a) and (b) above will be made in the sole discretion of the Company.

However, the successor entity may, as part of the merger, decide to terminate some or all of our employees prior to the grant of Replacement Options under the Option Exchange Program. In the event the successor entity terminates your employment before the Replacement Options are granted, you will not receive Replacement Options, nor will you receive any other consideration for your Current Options that were cancelled.

If a merger or similar agreement is effective after the grant of the Replacement Options, the Replacement Options will be subject to the change of control provisions under the 2001 Plan. The 2001 Plan provides that, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all of the shares subject to each outstanding option shall become vested and exercisable.

Additionally, a merger or a similar transaction could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the Replacement Options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the Replacement Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the Replacement Options may be more than tendering option holders might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different company.

31. When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?

We currently expect the Offering Period to expire on August 12, 2003, at 9:00 p.m., Pacific Time, unless we extend the Offering Period. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If the Offering Period is extended, we will make an announcement of the extension no later than 9:00 a.m., Pacific Time, on the first business day immediately following the previously scheduled Expiration Date. If the Offering Period is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the Replacement Options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements that would reduce our reported earnings. Under the accounting rules applicable to us, the Replacement Options must be granted at least six months and one day from the date tendered Current Options are cancelled.

32. What Do I Need to Do If I Want to Participate In the Offer?

To participate in the Offer, you must properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, U.S.A. Attn: Human Resources Department by 9:00 p.m. Pacific Time on August 12, 2003. Absolutely no late forms will be accepted—no exceptions.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

We will strictly enforce the Offer Period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine, in our sole discretion, are unlawful to accept. Subject to our rights to extend, terminate, or amend this Offer, we currently expect that we will accept and subsequently cancel all options properly tendered for exchange.

33. Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?

You can withdraw any options that you previously tendered for exchange at any time before 9:00 p.m. Pacific Time on August 12, 2003. If we extend the Offering Period beyond that time, you can withdraw your options elected for exchange at any time until the extended Expiration Date.

To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. We must receive the notice of withdrawal at Electroglas, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attn: Human Resources Department before the Expiration Date.

Once you have withdrawn options, you can re-elect to exchange eligible Current Options only by again following the delivery procedure described in Question 32.

34. Who Should I Contact if I Have Additional Questions?

We will be conducting meetings with Eligible Employees to answer your questions about the Option Exchange Program and address your concerns. We will hold a meeting on Friday July 18, 2003 at 10:00 a.m. Pacific time for Eligible Employees located in the United States to explain the program in detail and to answer any questions. Additional meetings for Eligible Employees located in the United States will be scheduled if needed. If you are an Eligible Employees outside of the United States, the meeting to occur in your area will be announced at a later date.

Otherwise, please direct any questions or requests for additional copies of documents referred to in these materials to the Human Resources Department at bstrong@electroglas.com or by calling Becky Strong in the Human Resources Department at (408) 528-3116. Please note, however, that nobody at Electroglas, including the Human Resources Department, can provide you with any advice regarding whether you should participate in the Option Exchange Program.